Exhibit 5.1

Jodie M. Bourdet

+1 415 693 2054

jbourdet@cooley.com

March 21, 2019

Levi Strauss & Co.

1155 Battery Street

San Francisco, California 94111

Re:	Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Levi Strauss & Co., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (a) 31,215,310 shares of the Company’s Class B Common Stock, par value $0.001 per share (the “Class B 2016 Plan Shares”), issuable pursuant to the Company’s 2016 Equity Incentive Plan (the “2016 Plan”) and (b) 83,215,310 shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), consisting of (i) 40,000,000 shares of Class A Common Stock (the “Class A 2019 Plan Shares”) issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 Plan”), (ii) 12,000,000 shares of Class A Common Stock (the “Class A ESPP Shares”), issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (the “ESPP” and, together with the 2016 Plan and the 2019 Plan, the “Plans”), and (iii) 31,215,310 shares of Class A Common Stock (the “Class A 2016 Plan Shares” and, together with the Class B 2016 Plan Shares, the Class A 2019 Plan Shares and the Class A ESPP Shares, the “Shares”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and related prospectuses, (ii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, each as currently in effect, (iii) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is to be in effect immediately following the closing of the Company’s initial public offering, filed as Exhibits 3.2 and 3.4, respectively, to the Company’s registration statement (No. 333-229630) on Form S-1, (iv) the Plans and (v) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP    101 California Street    5th Floor    San Francisco, CA    94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Jodie M. Bourdet
Jodie M. Bourdet

Cooley LLP    101 California Street    5th Floor    San Francisco, CA    94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com